ARMENAKIS & ARMENAKIS
ATTORNEYS AT LAW

432 PARK AVENUE SOUTH
SECOND FLOOR
NEW YORK, NY 10016

JAMES J. ARMENAKIS*	(212) 982-7815	ROBERT J. HANTMAN*
DIANA L. ARMENAKIS*	FAX (212) 982-7815	MICHAEL R. PERLE*
AMY D. CARLIN		OF COUNSEL
CARLOS M. CARVAJAL

*ALSO ADMITTED IN SC
*ALSO ADMITTED IN NJ
*ALSO ADMITTED IN PA AND FL

APRIL 10, 2006

VIA FACSIMILE, E-MAIL and
FIRST CLASS MAIL

Board of Directors
Image Innovations Holdings, Inc.
c/o Snow Becker Krauss, P.C.
605 Third Avenue
New York, New York 10158-0125

Re: Resignations - Image Innovations Holdings, Inc.

Gentlemen:

This is to inform you that effective immediately, Armenakis & Armenakis hereby resigns as General Counsel to the Company. In addition, effective immediately, I hereby resign as a director of the Company.

We are compelled to take this action as a result of the Company’s continuing failure to follow our advice concerning its operations. Despite the fact that the Company has instructed us to draft numerous contracts, referred litigation matters to our firm for resolution, and both Michael Preston and Snow Becker Krauss, P.C. have asked us to draft opinion letters in connection with various transactions, they suddenly refuse to acknowledge our role as General Counsel.

The Company also refuses to follow our advice to terminate the absentee Chief Financial Officer. It should be noted that although the alleged incidents listed in the forensic accountants’ review occurred during his tenure, there is no mention of Derick Sinclair in that report. This can only cause one to conclude that the directions given to the forensic accountants and/or their review, are suspect.

ARMENAKIS & ARMENAKIS

Board of Directors
April 10, 2006
Page Two

Similarly, despite clear indication that the Chief Executive Officer has lost the confidence of an overwhelming majority of the shareholders, he continues to ignore their wishes and continues to take steps to consolidate the daily operations of the Company and its assets under his sole control. Under his reign, the Company’s stock has steadily declined in value and is unlikely to recover.

As a result of these circumstances our further involvement with the Company has become untenable.

Very truly yours,
/s/ James J. Armenakis
James J. Armenakis

Cc:	Arthur Gononsky (212) 627-2770
Jack Jacobs (908) 580-9785
Michael Preston (845) 353-2575
Michael Radcliffe (518) 589-0341
Derick Sinclair (604) 904-0749
David Whittle (604) 648-8184
Eric Honick, Esq. (212)949-7052